____________________

STOCK PURCHASE AGREEMENT

____________________

between

PHOENIX ACQUISITION COMPANY II, L.L.C.

and

SAINTS CAPITAL VI, L.P.

Dated as of February 18, 2011

i

ii

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 18, 2011, by and between Phoenix Acquisition Company II, L.L.C., a limited liability company organized and existing under the laws of Delaware (the “Seller”), and Saints Capital VI, L.P., a limited partnership organized and existing under the laws of Delaware (the “Purchaser”).

WHEREAS, the Seller owns 5,000,000 shares of the issued and outstanding common stock (the “Common Stock”) and 140,000 shares of the issued and outstanding Series A Preferred Stock (the “Preferred Stock” and, together with the Common Stock, the “Stock”), of Merisel, Inc., a corporation organized and existing under the laws of Delaware (the “Company”); and

WHEREAS, the Seller wishes to sell and transfer to the Purchaser, and the Purchaser wishes to purchase and accept from the Seller, the Stock, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Assignment and Assumption Agreement” means that certain assignment and assumption agreement in respect of the Registration Rights Agreement (as defined below), to be executed by and between the Seller and the Purchaser substantially in the form attached hereto as Exhibit A.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind or nature whatsoever, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Merisel Agreement” means the agreement entered into on the date hereof by the Purchaser and the Company under which the Purchaser agrees (i) not to, and to procure that its Affiliates, directors, managers, officers, employees, agents, attorneys, accountants, consultants, advisors or other representatives will not, commence any tender offer in respect of the outstanding shares of Common Stock for less than $1.25 per share for the period beginning on the Closing Date and ending on February 4, 2013; and (ii) to waive its rights, if any, pursuant to Section 6(f) of the Company's certificate of designation in respect of the Preferred Stock with respect to the sale and transfer of the Stock, inter alia, contemplated by this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Registration Rights Agreement” means that certain Registration Rights Agreement in respect of the Stock, dated as of February 4, 2011, by and between the Seller and the Company.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Closing”	Section 2.03
“Closing Date”	Section 2.03
“Common Stock”	Recitals
“Company”	Recitals
“Preferred Stock”	Recitals
“Purchaser”	Preamble
“Purchase Price”	Section 2.02
“Seller”	Preamble
“Stock”	Recitals

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of the Stock.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, all of

Seller’s rights, title and interest in and to the Stock, free and clear of all Encumbrances, and the Purchaser shall purchase and accept the Stock.

SECTION 2.02.  Purchase Price.  The purchase price for the Stock shall be $14,500,000.00 (the “Purchase Price”).

SECTION 2.03.  Closing.  Subject to the terms and conditions of this Agreement, the sale and purchase of the Stock contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022 on March 21, 2011, or at such other place or time or on such other date as the Seller and the Purchaser may mutually agree in writing (such date designated for the Closing being, the “Closing Date”).

SECTION 2.04.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser (or an Affiliate of the Purchaser designated by the Purchaser):

(a)           stock certificates evidencing the Stock duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

(b)           a receipt for the Purchase Price;

(c)           the resignations, effective as of the Closing Date, of Albert J. Fitzgibbons III and Bradley J. Hoecker, each a director of the Company appointed by the Seller, to the extent requested by the Purchaser; and

(d)           a duly executed counterpart of the Assignment and Assumption Agreement, and written confirmation from the Company that the form of such agreement is satisfactory to the Company.

SECTION 2.05.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller (or an Affiliate of the Seller designated by the Seller):

(a)           the Purchase Price by wire transfer of immediately available funds to the account of the Seller (the details of which shall be provided, in writing, to the Purchaser no later than one business day prior to the Closing);

(b)           a duly executed counterpart of the Assignment and Assumption Agreement; and

(c)           a copy of the Merisel Agreement that has been duly executed by the Purchaser and the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Seller.  The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transaction contemplated hereby.  The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.  The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transaction contemplated hereby have been duly authorized by all requisite company action on the part of the Seller and its members.  This Agreement has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery by the Purchaser, this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms.

SECTION 3.02.  Stock.  Other than the Registration Rights Agreement, the Assignment and Assumption Agreement and the Merisel Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the Stock.  The Seller is the sole record and beneficial owner of the Stock and the Stock is owned by the Seller free and clear of all Encumbrances.  When issued, the Stock was fully paid and nonassessable.  There are no voting trusts, stockholder or member agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Stock.

SECTION 3.03.  No Conflict.  Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance by the Seller of this Agreement does not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or operating agreement (or similar organizational documents) of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller, (c) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or Governmental Authority pursuant to, the Seller’s or the Company’s respective charter documents, bylaws or other constituent documents, or any law, statute, rule or regulation, or any agreement, instrument, license, permit, order, judgment or decree, to which the Seller or the Company is subject or the Stock is bound or affected, other than any filings required by the Securities Exchange Act of 1934, as amended, or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of, any Encumbrance on any of the Stock pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which any of the Stock is bound or affected, except to the extent that such conflicts, breaches, defaults or other matters would not adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement.

SECTION 3.04.  Material Adverse Effect.  None of the Seller nor any of its directors, managers, employees, or members, including any general partners, members or managers of any of the foregoing, is aware of any event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a material adverse effect on the Company, its assets or its business or operations as currently conducted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01.  Organization, Authority and Qualification of the Purchaser.  The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transaction contemplated hereby.  The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.  The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transaction contemplated hereby have been duly authorized by all requisite company action on the part of the Purchaser and its members.  This Agreement has been duly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery by the Seller, this Agreement constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms.

SECTION 4.02.  Financing.  The Purchaser has all funds necessary to (i) pay the Purchase Price; and (ii) pay any fees and expenses of the Purchaser payable by the Purchaser in connection with the transaction contemplated by this Agreement, as evidenced in writing by the Purchaser to the Seller prior to the date hereof.

SECTION 4.03.  No Conflict.  Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement does not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or operating agreement (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, (c) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or Governmental Authority pursuant to, the Purchaser’s certificate of formation or operating agreement (or similar organizational documents), or any law, statute, rule or regulation, or any agreement instrument, license, permit, order, judgment or decree, to which the Purchaser is subject, other than any filings required by the Securities Exchange Act of 1934, as amended, or (d) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transaction contemplated by, this Agreement.

SECTION 4.04.  Accredited Investor.  The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended.  The Purchaser is acquiring the Stock solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable laws, including United States federal securities laws.  The Purchaser is able to bear the economic risk of holding the Stock for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.01.  Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing;

(b)           No Governmental Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the transaction contemplated by this Agreement; and

(c)           Closing Deliverables.  The Purchaser shall have delivered (or caused to be delivered) to the Seller all the items set forth in Section 2.05 hereof.

SECTION 5.02.  Conditions Precedent to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transaction contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions precedent:

(a)           Representations and Warranties.  The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made as of the Closing;

(b)           No Governmental Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the transaction contemplated by this Agreement;

(c)           Due Diligence.  The Purchaser shall have completed its due diligence review of the Company and such review shall not have revealed any matters that were not known to the Purchaser as of the date hereof and which could have a material adverse effect on the Company’s business prospects or the value of the Purchaser’s investment.  If the Purchaser has not notified the Seller by 5:00 p.m. (Pacific Time) on March 14, 2011, that this condition has not been satisfied, this condition shall be deemed satisfied for all purposes under this Agreement; and

(d)           Closing Deliverables.  The Seller shall have delivered (or caused to be delivered) to the Purchaser all the items set forth in Section 2.04 hereof.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

SECTION 6.01.  Termination.  This Agreement may be terminated at any time prior to the Closing by:

(a)           the mutual written consent of the Seller and the Purchaser;

(b)           automatically in the event that the Purchaser has notified the Seller by 5:00 p.m. (Pacific time) on March 14, 2011, that the condition in Section 5.02(c) has not been satisfied;

(c)           either the Seller or the Purchaser if the Closing shall not have occurred by the Closing Date; provided that the right to terminate this Agreement under this Section 6.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(d)           either the Seller or the Purchaser in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable.

SECTION 6.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto, except that nothing herein shall relieve or be deemed to release either party from liability for any breach of this Agreement or to impair the right of either party to seek specific performance by the other party of its obligations under this Agreement.

ARTICLE VII

GENERAL PROVISIONS

SECTION 7.01.  Further Action.  Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transaction contemplated hereby.

SECTION 7.02.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transaction contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 7.03.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given and made (i) when personally delivered or sent by telecopy (with hard copy to follow); (ii) one day after sent by reputable overnight express courier (charges prepaid), or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

(a)	if to the Seller:

Phoenix Acquisition Company II, L.L.C.
c/o Stonington Partners, Inc.
600 Madison Avenue
16th Floor
New York, NY 10022
Facsimile No:  (212) 339-8585
Attention:  Bradley Hoecker

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Facsimile No:  (212) 848-7179
Attention:  Clare O'Brien

(b)	if to the Purchaser:

Saints Capital VI, L.P.
475 Sansome Street, Suite 1850
San Francisco, CA 94111
Telephone No: 415.773.2080
Facsimile No:  415.835.5970
Attention:  Ken Sawyer

with a copy to :

Venture Tech Law
154 Ricardo
Piedmont CA, 84611
Email:  jason@venturetechlaw.com
Attention:  Jason Altieri

SECTION 7.04.  Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof or thereof.

SECTION 7.05.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS OR TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

SECTION 7.06.  Counterparts.  This Agreement may be executed and delivered (including by facsimile or .pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 7.07.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of each of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of each of the Seller and the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the

Seller; provided further, that no such assignment shall relieve or excuse the Purchaser of its obligations hereunder if such assignee does not perform such obligations.

SECTION 7.08.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of the Seller and the Purchaser which expressly refers to this Agreement or (b) by a waiver in accordance with Section 7.09.

SECTION 7.09.  Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach, a subsequent waiver of the same term or condition or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 7.10.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PHOENIX ACQUISITION COMPANY II, L.L.C.

by:	Stonington Capital Appreciation 1994 Fund, L.P. as a member,

	by:	Stonington Partners, L.P., its general partner

	by:	Stonington Partners, Inc. II, its general partner

By:	/s/ Bradley Hoecker
Name:
Title:

SAINTS CAPITAL VI, L.P.

by:	Saints Capital VI, LLC, its General Partner

By:	/s/ Ken Sawyer
	Name:	Ken Sawyer
	Title:	Managing Member

ANNEX A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of [●], 2011, by and between Phoenix Acquisition Company II, L.L.C., a limited liability company organized and existing under the laws of Delaware (the “Seller”), and Saints Capital VI, L.P., a limited partnership organized and existing under the laws of Delaware (the “Purchaser”).

WHEREAS, pursuant to Section 6.3 of that certain Registration Rights Agreement, dated February 4, 2011, by and between Merisel, Inc. a Delaware corporation (the “Company”) and the Seller, a copy of which is attached hereto as Appendix A (the “Original Agreement”), the Seller may assign and transfer its rights and obligations, respectively, under the Original Agreement to any transferee of the Registrable Securities (as such term is defined in the Original Agreement) who acquires the Registrable Securities;

WHEREAS, pursuant to a stock purchase agreement, dated as of the date hereof, by and between the Seller and the Purchaser (the “Stock Purchase Agreement”), the Seller sold and transferred to the Purchaser, and the Purchaser purchased and accepted from the Seller, the Registrable Securities;

WHEREAS, the Seller wishes to assign and transfer, and the Purchaser wishes to accept and assume, all of the Seller’s rights and obligations, respectively, under the Original Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1.01.  Definitions.  Defined terms used herein and not otherwise defined shall have the meanings set forth in the Original Agreement, as amended.

SECTION 1.02.  Assignment.  The Seller hereby assigns and transfers to the Purchaser, and the Purchaser hereby accepts and assumes, all of the Seller’s rights and obligations, respectively, under the Original Agreement.

SECTION 1.03.  Further Assurance.  After the date hereof, the Seller and the Purchaser shall each take such further actions and execute and deliver such further documents as may reasonably be necessary, if any, to give effect to the purposes of and the transfer provided for in this Agreement.

SECTION 1.04.  Amendments.  No amendments or modifications of this Agreement shall be effective unless in writing and signed by each of the parties hereto.

SECTION 1.05.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 1.06.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 1.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of New York.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE MATTERS OR TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PHOENIX ACQUISITION COMPANY II, L.L.C.

by:	Stonington Capital Appreciation 1994 Fund, L.P. as a member,

	by:	Stonington Partners, L.P., its general partner

	by:	Stonington Partners, Inc. II, its general partner

By:
	Name:	Bradley Hoecker
	Title:	Director and Partner

SAINTS CAPITAL VI, L.P.

by:	Saints Capital VI, LLC, its General Partner

By:
	Name:	Ken Sawyer
	Title:	Managing Member

APPENDIX A
ORIGINAL AGREEMENT